(17) (c) The Torray Resolute Fund Prospectus

PROSPECTUS

May 1, 2013

The Torray Resolute Fund

Ticker: TOREX

The Securities and Exchange Commission has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY SECTION

Investment Objective

The Torray Resolute Fund (the “Fund”) seeks to achieve long-term growth of capital.

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees
(fees paid directly from your investment)	None

Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	1.00%
Other Expenses	2.68%

Total Annual Fund Operating Expenses	3.68%
Less Fee Waivers and Expense Reimbursement*	(2.43)%

Total Annual Fund Operating Expenses After Fee Waivers and Expense Reimbursement*	1.25%

*	Torray LLC has entered into a contractual agreement to waive fees and/or reimburse operating expenses of the Fund in order to limit the total annual operating expenses of the Fund to 1.25% of its average daily net assets through May 1, 2014. This expense limitation agreement may only be amended by the Fund’s Board of Trustees.

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year	3 Years	5 Years	10 Years
$127	$901	$1,695	$3,775

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 21.76% of the average value of its portfolio.

Principal Investment Strategy

The Fund’s strategy is to invest in a concentrated portfolio of predominantly large capitalization companies (those with capitalizations of $5 billion or more) with proven records of increasing earnings on a consistent and sustainable basis. The Fund employs a concentrated approach, investing in 25 to 30 stocks, a long-term orientation and a quality focus. Correlation of securities and underlying businesses is considered to minimize risk within the Fund. Initial positions range from 1.5% to 3.0% of the Fund’s assets and may be increased over time to between 3.0% and 5.0%. Individual positions will not exceed 7.0%. Sector weights are independent of benchmarks, ranging from 0.0% to 35.0%, and cash is not employed in a tactical or strategic manner.

Principal Risks of Investing in the Fund

General Risk. All investments are subject to inherent risks, and an investment in the Fund is no exception. Accordingly, you may lose money by investing in the Fund and investors face the risk that Torray LLC’s (the “Manager’s”) business analyses prove faulty.

Market Risk. The value of the Fund’s investments will fluctuate as markets fluctuate and could decline over short- or long-term periods.

Focused Portfolio Risk. The Fund attempts to invest in a limited number of securities. Accordingly, the Fund may have more volatility and is considered to have more risk than a fund that invests in a greater number of securities because changes in the value of a single security may have a more significant effect, either negative or positive, on the Fund’s net asset value (“NAV”). To the extent the Fund invests its assets in fewer securities, the Fund is subject to greater risk of loss if any of those securities becomes permanently impaired.

No Guarantee. An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Performance Information

Below is a bar chart and performance table that provide some indication of the risks of investing in the Fund. The bar chart illustrates how the Fund’s annual total returns have varied from year to year. The performance table provides the Fund’s average annual total returns both on a before-tax and an after-tax basis and compares the Fund’s performance against the Fund’s primary benchmark index, the Russell 1000 Growth Index, as well as an additional benchmark index, the S&P 500 Stock Index. It is important to remember that the Fund’s past performance (both before and after taxes) does not indicate how the Fund will perform in the future. Updated performance information may be obtained at the Fund’s website torray.com/performance.html.

During the period covered by this bar chart, the Fund’s highest return for a calendar quarter was 15.66% in the first quarter of 2012, and the lowest return for a calendar quarter was (13.01)% in the third quarter of 2011.

Average Annual Total Returns

(For the periods ended December 31, 2012)

	1 Year	Since Inception December 31, 2010
The Torray Resolute Fund
Return Before Taxes	20.28%	10.89%
Return After Taxes on Distributions	20.20%	10.85%
Return After Taxes on Distributions and Sale of Fund Shares	13.29%	9.33%
Russell 1000 Growth Index (reflects no deduction for fees, expenses, or taxes)	15.26%	8.77%
S&P 500 Stock Index (reflects no deduction for fees, expenses, or taxes)	16.00%	8.84%

After-tax returns are calculated using the historically highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on the investor’s tax situation and may differ from those shown. The after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.

Investment Adviser

The Fund’s investment manager is Torray LLC.

Portfolio Manager

Nicholas C. Haffenreffer is a Principal of Torray LLC and the manager of the Fund. He has managed the Fund since its inception.

Purchasing and Selling Fund Shares

To purchase shares of the Fund for the first time, you must invest $2,500. Additional purchases can be made for $500 or more.

You, your spouse, or your children may open a related account for an initial investment of $2,000 if your current account meets the minimum initial investment amount of $2,500. A related account can be a joint account with your spouse or children or a retirement account such as an IRA.

You may purchase and sell shares on any day that the New York Stock Exchange is open.

You may sell Fund shares through your financial intermediary or by contacting the Fund: (i) by telephone at 1-800-626-9769; or (ii) in writing c/o BNY Mellon Investment Servicing (US) Inc., P.O. Box 9803, Providence, RI 02940.

For more information about purchasing and redeeming fund shares, see “More Information About Purchasing and Redeeming Shares” on page 8 of this prospectus.

Tax Information

The Fund intends to make distributions that may be taxed as ordinary income or capital gains. Distributions on, and redemptions of, shares held in an IRA (or other tax-qualified plan) will not be currently taxable.

Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

MORE INFORMATION ABOUT INVESTMENT OBJECTIVES, STRATEGIES AND RISKS

Investment Objective

As noted earlier, the Fund seeks to achieve long-term growth of capital.

The Fund’s investment objective may be changed without shareholder approval. Shareholders will be provided with prior written notice of any changes to the Fund’s investment objective.

There is no guarantee that the Fund’s objective will be achieved.

Principal Investment Strategies

The Manager’s investment philosophy is based on the belief that employing a long-term approach in a concentrated portfolio of diverse businesses demonstrating the ability to increase earnings in a sustainable manner will generate consistent excess returns on a risk-adjusted basis.

The Fund’s strategy is to invest in large capitalization companies (those with capitalizations of $10 billion or more) with proven records of increasing earnings on a consistent and sustainable basis. Sustainable growth is a product of businesses characterized by durable competitive advantages, high returns on and efficient use of capital, low financial and operating volatility, high levels of recurring revenue and low exposure to cyclical trends. Companies are reviewed on a fundamental basis in the context of long-term secular themes.

The Fund employs a concentrated approach, investing in 25 to 30 stocks, with a long-term orientation and a quality focus. Correlation of securities and underlying businesses is considered to minimize risk within the Fund. Initial positions range from 1.5% to 3.0% of assets and may be increased over time to between 3.0% and 5.0%. Individual positions will not exceed 7.0%. Sector weights are independent of benchmarks, ranging from 0.0% to 35.0%, and cash is not employed in a tactical or strategic manner.

Risk control is an integral part of the Manager’s process. In the context of security selection, the focus is on quality, which is defined as businesses demonstrating consistent financial and operating metrics through a full business cycle, high returns on capital, appropriate leverage and reasonable valuation. Risk control is also a primary part of portfolio construction. In order to achieve effective diversification, correlation among existing and prospective holdings is measured through multiple periods, assigning preference to issues exhibiting low correlation to the portfolio and among sectors. Excess (positive or negative) relative performance also initiates the review of a security by the Manager.

Positions are reduced or sold if they exhibit excess valuation, reach sector or position limits, show increased business volatility, are replaced by higher conviction ideas or fail to fulfill the original investment thesis.

The Fund’s investment strategies may be changed without shareholder approval.

Principal Risks of Investing in the Fund

The Fund’s investors face the risk that the Manager’s business analyses prove faulty. The Fund’s portfolio is more concentrated than that of the typical mutual fund. If the fundamental prospects of a number of large holdings are misjudged, shareholders may suffer losses even during a time when the values of the general market and many other mutual funds are rising. Beyond that possibility, there is always a risk that money may be lost on investments in equity mutual funds, such as the Fund. This is so because stock prices fluctuate—sometimes widely—in response to many factors including, but not limited to, company-specific and industry-wide fundamentals, inflation, interest rates, investor psychology and so on. Investors that sell, whether through need or choice after prices have fallen, obviously will realize less, and depending upon the original cost of their shares, may suffer a loss.

MORE INFORMATION ABOUT FUND MANAGEMENT

The Fund’s investment manager is Torray LLC, 7501 Wisconsin Avenue, Suite 750W, Bethesda, Maryland 20814. Robert E. Torray is the Founder and Chairman of the Manager. Mr. Torray was also President of The Torray Corporation, a mutual fund manager that he founded in 1990, and the Chairman of Robert E. Torray & Co. Inc., a manager of large institutional portfolios that he founded May 1, 1972, each such entity having been succeeded to by the Manager.

Nicholas C. Haffenreffer is a Principal of Torray LLC and the manager of the Fund since its inception. Prior to joining Torray in 2010, he served as President of Resolute Capital Management LLC, a firm he founded in 1998 where he managed the firm’s Concentrated Large Growth and Small/Mid Cap Growth strategies from their inception. He also serves as a member of the Torray investment team and portfolio manager of the Torray Resolute Fund. Prior to founding Resolute, he was the Director of Research for Washington, DC-based Farr Miller & Washington, an equity analyst with T. Rowe Price Associates, Inc., where he worked on the Growth Stock Fund, and an equity analyst for Select Equity Group, Inc. in New York City. Additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the Fund is available in the Fund’s Statement of Additional Information.

Subject to the oversight of the Board of Trustees of the Fund, the Manager provides investment advice and portfolio management services and oversees the administration of the Fund. The Manager received 1.00% of the Fund’s average daily net assets as compensation for these services for the fiscal year ended December 31, 2012. The Manager has contractually agreed to waive fees and/or reimburse expenses of the Fund in order to limit the total annual operating expenses of the Fund to 1.25% of the Fund’s average daily net assets through May 1, 2014. A discussion regarding the basis for the Board of Trustees approving the investment advisory contract of the Fund is available in the Fund’s Annual Report to Shareholders for the period ended December 31, 2012.

Prior Performance of the Manager’s Comparable Accounts

The table below sets forth data relating to the historical performance of The Resolute Concentrated Large Growth Composite (the “Composite”), a composite of all of the separate investment advisory accounts managed by Resolute Capital Management LLC since March 31, 1998, which have substantially similar investment objectives, policies and strategies as the Fund, and which at all times were managed under the direction of Nicholas Haffenreffer, the portfolio manager of the Fund, while Mr. Haffenreffer was President of Resolute Capital Management LLC, and which he has continued to manage since joining Torray LLC on July 1, 2010.

The investment results presented below are not those of the Fund and are not intended to predict or suggest returns that might be experienced by the Fund or an individual investor having an interest in the Fund. These total return figures represent past performance and do not indicate future results, which will vary.

Average Annual Total Returns through December 31, 2012

	Past One Year	Past Three Years	Past Five Years	Past Ten Years	Since Composite Inception (03/31/98)(4)
Resolute Composite(1)	21.13%	12.09%	4.64%	9.25%	5.41%
Russell 1000 Growth Index(2)	15.26%	11.35%	3.12%	7.52%	2.67%
S&P 500 Stock Index(3)	16.00%	10.87%	1.66%	7.10%	3.63%

(1)

The performance information for the Composite is the gross total return as adjusted to reflect all applicable account fees including the highest advisory fee charged to the Manager’s private advisory accounts. To the extent that the operating expenses incurred by the private advisory accounts are lower than the expected operating expenses of the Fund, the performance results of the Composite would be greater than what Fund performance would have been. The accounts in the Composite were not subject to the requirements of the Investment Company Act of 1940, as amended, or Subchapter M of the Internal Revenue Code, which, if imposed, could have affected their performance. Torray LLC claims compliance with the Global Investment Performance Standards (GIPS®). CFA Institute created and administers the GIPS Standards. Torray LLC’s compliance with the GIPS Standards has been verified by Ashland Partners & Company LLC, a third party independent verification firm. A copy of compliant presentation and/or list of composite descriptions is available upon request.

(2)

The Russell 1000 Growth Index measures the performance of the large-cap growth segment of the U.S. equity universe. It includes companies with higher price-to-book ratios and higher forecasted growth values than the average U.S. company. This Index is unmanaged and does not reflect the fees and expenses typically incurred by mutual funds. Results include reinvested dividends.

(3)

The S&P 500 Stock Index measures the performance of 500 large-capitalization U.S. companies. This Index is unmanaged and does not reflect the fees and expenses typically incurred by mutual funds. Results include reinvested dividends.

(4)	Inception date of The Resolute Composite.

MORE INFORMATION ABOUT PURCHASING AND REDEEMING SHARES

Pricing Fund Shares

Orders to buy or redeem shares that are received in good order prior to the close of the Fund (generally 4:00 p.m. Eastern time) will be processed at the net asset value calculated that day. NAV is calculated by dividing the Fund’s net assets by the number of shares outstanding after the New York Stock Exchange (“NYSE”) closes for the day.

The Fund uses market quotes that are readily available to value its securities. In cases where quotes are not readily available, such as with respect to restricted securities, private placements or other types of illiquid securities, the securities will be valued using fair value guidelines approved by the Fund’s Board of Trustees.

How To Buy Shares

You may buy shares of the Fund on a no-load basis on any day that the NYSE is open.

The minimum initial purchase is $2,500. You should send your check payable to “The Torray Resolute Fund” with a completed account application to the Fund’s transfer agent:

Regular Mail Address	Courier Address
The Torray Resolute Fund	The Torray Resolute Fund
c/o BNY Mellon Investment Servicing (US) Inc.	c/o BNY Mellon Investment Servicing (US) Inc.
P.O. Box 9803	4400 Computer Drive
Providence, RI 02940-8003	Westborough, MA 01581-1722

Additional purchases can be made for $500 or more and should be sent to the applicable address above. Please remember to include your account number on your check.

You, your spouse, or your children may open a related account for an initial investment of $2,000 if your current account meets the minimum initial investment amount of $2,500. A related account can be a joint account with your spouse or children or a retirement account such as an IRA.

When you open a related account you may be asked to present additional documents as proof of the relationship in addition to an account application. You will also be asked to provide your existing account number and taxpayer identification number. You should use caution when giving these numbers to another person because that person may be able to gain access to your account or other confidential financial information.

You may purchase shares of the Fund through an intermediary, such as an investment representative or a broker-dealer, who may charge additional fees and may require higher minimum investments or impose other limitations on buying and selling shares. If you purchase shares through an intermediary, that party is responsible for transmitting orders by close of business and may have an earlier cut-off time for purchase and sale requests. Purchase and redemption orders placed through an intermediary will be deemed to have been received and accepted by the Fund when the intermediary accepts the order. Customer orders will be priced at the Fund’s NAV next computed after they are accepted by an authorized broker or the broker’s authorized designee. Intermediaries may also designate other intermediaries to accept purchase and redemption orders on the Fund’s behalf. Consult your investment representative for specific information.

Wire Instructions

To make an initial purchase by wire, please call 1-800-626-9769 to have an account number assigned, to make arrangements for the submission of your application form and for current wire instructions.

Please note that your bank may charge you a wire fee. Please make sure that the amount that reaches the Fund, after you pay your bank’s wire fee, is in the appropriate minimum investment amount required by the Fund. Mail your completed application form to the Transfer Agent at the address above. In order to properly credit your wire, you should call the Transfer Agent to alert the Fund regarding your wire and application form.

Automatic Investment Plan

Once an account has been opened, you can make additional purchases of shares automatically through the Automatic Investment Plan either monthly or quarterly via

Automated Clearing House (“ACH”). The minimum automatic investment is $500 and you have the option of choosing the 10th, 15th or 20th day of the month or quarter as the transaction date. You may arrange for participation in the Automatic Investment Plan by completing the automatic investment plan section on the Account Application or by calling 1-800-626-9769.

How to Redeem Shares

You may redeem your shares either in writing or by telephone if you elected the telephone redemption privilege on your application. You should submit your written redemption request directly to:

Regular Mail Address	Courier Address
The Torray Resolute Fund	The Torray Resolute Fund
c/o BNY Mellon Investment Servicing (US) Inc.	c/o BNY Mellon Investment Servicing (US) Inc.
P.O. Box 9803	4400 Computer Drive
Providence, RI 02940-8003	Westborough, MA 01581-1722

If your account is held in the name of a corporation, as a fiduciary or agent, or as a surviving joint owner, you may be required to provide additional documents with your redemption request.

If your address of record has changed within the last 30 days of receipt of your redemption request, you will be required to obtain a medallion signature guarantee (see “Redemptions (including all IRA transfers) Sent to an Address Other Than the Address of Record” for more information on medallion signature guarantees).

The Fund and the transfer agent reserve the right to refuse any telephone transaction when they are unable to confirm to their satisfaction that a caller is the account owner or a person authorized by the account owner. Neither the Fund nor any of its service contractors will be liable for any loss or expense in acting upon telephone instructions that are reasonably believed to be genuine. The telephone transaction privilege may be suspended, limited, modified or terminated at any time without prior notice by the Fund or BNY Mellon Investment Servicing (US) Inc.

To redeem by telephone you can call 1-800-626-9769.

Please remember that all redemption requests must include your name and account number. The Fund may take up to seven days to pay redemption proceeds. If you redeem by wire transfer, the Fund’s transfer agent charges a fee (currently $10) for each wire redemption. If you are redeeming shares that were recently purchased by check, the proceeds may be delayed until the check for purchase clears; this may take up to 15 business days from the date of purchase.

Redemption in Kind

It is currently the Fund’s policy to pay all redemptions in cash. The Fund retains the right, however, to alter this policy to provide for redemptions in whole or in part by a distribution in-kind of securities held by the Fund in lieu of cash. Shareholders may incur brokerage charges on the sale of any such securities so received in payment of redemptions.

Systematic Withdrawal Plan

You can also redeem shares automatically on a monthly, quarterly, semi-annual or annual basis via a Systematic Withdrawal Plan (“SWP”). To establish a SWP, an account must have a current market value of at least $2,500 or more and must have dividends reinvested. The minimum amount of the systematic withdrawal is $250. The systematic withdrawals can be sent by check to the address of record or to your bank via ACH provided the bank is an online member of ACH. Any check or ACH withdrawal will be sent the business day following the redemption date. You may establish this plan by completing the appropriate section on the Account Application or by calling 1-800-626-9769.

Redemptions (including all IRA transfers) Sent to an Address Other Than the Address of Record

For your protection, we will require an acceptable medallion signature guarantee (see below) for all fund redemptions that are sent to a different address than the address of record. This includes all IRA transfers. Redemption requests bearing a non-medallion signature guarantee will be returned to you in accordance with the transfer agent’s rejection procedures. This could significantly delay your redemption request as it will be returned to you via first class mail. The Fund will not be responsible for delays of this nature.

An acceptable medallion signature guarantee can be obtained from a domestic bank or trust company, broker/dealer, clearing agency, savings association, or other financial institution which is participating in any of the following three medallion programs: Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP), and New York Stock Exchange, Inc. Medallion Signature Program (NYSE MSP). Signature guarantees from financial institutions which are not participating in one of these required programs will not be accepted.

Additional Purchase and Redemption Information

The Fund reserves the following rights as they relate to purchases and redemptions:

•

To redeem your shares if your account balance falls below $2,500 as a result of redemptions and not market performance. You will receive 30 days’ notice to increase the value of your account to $2,500 before the account is closed.

•	To refuse any purchase order.

•	To refuse third-party checks, starter checks or cash equivalents for purchases of shares.

•	To change or waive the Fund’s investment minimums.

•	To suspend the right to redeem and delay redemption proceeds during times when trading on the NYSE is restricted or halted, or otherwise as permitted by the Securities and Exchange Commission (“SEC”).

•	To require additional documentation or a medallion signature guarantee on any redemption request.

Shareholders should be aware that purchase and redemption requests mailed to the Fund’s Maryland address will not be processed until they are received by the Fund’s transfer agent (generally the next business day) at the address noted under “How to Buy Shares.” You can avoid delays by mailing requests for purchases and redemptions directly to the Fund’s transfer agent.

Escheatment of Shares to State

If no activity occurs in your account within the time period specified by applicable state law, the assets in your account may be considered abandoned and transferred (also known as “escheated”) to the appropriate state regulators. The escheatment time period and procedures vary by state.

Frequent Trading Policy

The Fund is intended for long-term investors and not for those who wish to trade frequently in Fund shares. Frequent trading into and out of the Fund can have adverse consequences for the Fund and for long-term shareholders in the Fund. The Fund believes that frequent or excessive short-term trading activity by shareholders of the Fund may be detrimental to long-term shareholders because those activities may, among other things: (a) dilute the value of shares held by long-term shareholders; (b) cause the Fund to maintain larger cash positions than would otherwise be necessary; (c) increase brokerage commissions and related costs and expenses; and (d) incur additional tax liability. The Fund therefore discourages frequent purchases and redemptions by shareholders and it does not make any effort to accommodate this practice. To protect against such activity, the Board of Trustees has adopted policies and procedures that are intended to permit the Fund to curtail frequent or excessive short-term trading by shareholders. At the present time the Fund does not impose limits on the frequency of purchases and redemptions, nor does it limit the number of exchanges into the Fund. The Fund reserves the right, however, to impose certain limitations at any time with respect to trading in shares of the Fund, including suspending or terminating trading privileges in Fund shares, for any investor whom it believes has a history of abusive trading or whose trading, in the judgment of the Fund, has been or may be disruptive to the Fund. It may not be feasible for the Fund to prevent or detect every potential instance of abusive or excessive short-term trading.

Customer Identification Information

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person that opens a new account, and to determine whether such person’s name appears on government lists of known or suspected terrorists and terrorist organizations.

As a result, the Fund must obtain the following information for each person that opens a new account:

•	Name;

•	Date of birth (for individuals);

•	Residential or business street address (although post office boxes are still permitted for mailing); and

•	Social security number, taxpayer identification number or other identifying number.

You may also be asked for a copy of your driver’s license, passport or other identifying document in order to verify your identity. In addition, it may be necessary to verify your identity by cross-referencing your identification information with a consumer report or other electronic database. Additional information may be required to open accounts for corporations and other entities.

Federal law prohibits the Fund and other financial institutions from opening a new account unless they receive the minimum identifying information listed above. After an account is opened, the Fund may restrict your ability to purchase additional shares until your identity is verified. The Fund may close your account or take other appropriate action if it is unable to verify your identity within a reasonable time. If your account is closed for this reason, your shares will be redeemed at the NAV next calculated after the account is closed.

ACCOUNT STATEMENTS

The Fund provides you with:

•	a confirmation statement after each transaction;

•	an account statement reflecting your transactions for the calendar quarter;

•	an account statement reflecting your annual transactions; and

•	by February 15 of each year, certain tax information which is also filed with the Internal Revenue Service.

The Fund provides the above shareholder services without charge, but may charge for special services such as requests for historical transcripts of accounts. Also, you may view your quarterly and annual statements on the Fund’s website at torray.com.

DISCLOSURE OF FUND PORTFOLIO HOLDINGS

A complete list of the Fund’s portfolio holdings is publicly available on a quarterly basis through applicable filings made with the SEC on Forms N-CSR and N-Q. Additional information is also available on the Fund’s website at www.torray.com. A description of the Fund’s policies and procedures with respect to the disclosure of its portfolio securities is provided in the Statement of Additional Information.

TAXES AND DISTRIBUTIONS

The Fund declares and pays dividends quarterly and net capital gains at least annually. All distributions will be invested in shares of the Fund unless you elect on your account application to receive distributions in cash. You can elect to cancel cash payments by notifying the Fund’s transfer agent, in writing, prior to the date of distribution. Your choice will be effective for distributions paid after the Fund receives your written notice.

The maximum tax rate for individual taxpayers applicable to long-term capital gains and income from certain qualifying dividends on certain corporate stock is generally either 15% or 20%, depending on whether the individual’s income exceeds certain threshold amounts. A shareholder will also have to satisfy a more than 60-day holding period for the Fund shares with respect to any distributions of qualifying dividends in order to obtain the benefit of the lower tax rates. These rate reductions do not apply to corporate taxpayers.

For taxable years beginning after December 31, 2012, an additional 3.8% Medicare tax will be imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

The Fund will distribute substantially all of its investment income and capital gains, if any. The dividends and distributions you receive may be subject to federal, state and local taxation, depending upon your tax situation. Capital gains distributions may be taxable at different rates depending on the length of time the Fund holds its securities. Short-term capital gains are taxed as ordinary income. Each redemption of Fund shares is a taxable event. The Fund will generally withhold 30% (or lower applicable treaty rate) on distributions made to shareholders that are not citizens or residents of the United States. You should consult a tax advisor regarding your investment in the Fund.

PAYMENTS TO THIRD PARTIES BY THE MANAGER

The Manager may, out of its own resources, and without additional direct cost to the Fund or its shareholders, provide compensation to certain financial intermediaries, such as broker-dealers and financial advisers, in connection with sales of shares of the Fund. This compensation is generally made to those intermediaries that provide shareholder servicing, marketing support, broker education, and/or access to sales meetings, sales representatives and management representatives of the intermediary. Compensation may also be paid to intermediaries for inclusion of the Fund on a sales list, including a preferred or select sales list, in other sales programs or as an expense reimbursement in cases where the intermediary provides shareholder services to Fund shareholders.

Please be aware that the Fund may use brokers who sell shares of the Fund to effect portfolio transactions. The Fund does not consider the sale of Fund shares as a factor when selecting brokers to effect portfolio transactions. The Fund has adopted procedures which address these matters. You should note that if one mutual fund sponsor makes greater distribution assistance payments than another, your broker or financial adviser and his or her firm may have an incentive to recommend one fund complex over another.

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund’s financial performance. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). The information has been audited by BBD, LLP, whose report, along with the Fund’s financial statements, is incorporated by reference into the Statement of Additional Information, which is available upon request.

	Year ended 12/31/12		Year ended 12/31/11	Period ended 12/31/10(3)
PER SHARE DATA
Net Asset Value, Beginning of Period	$10.220		$10.000	$10.000

Income/(loss) from investment operations:
Net investment income	0.009	(2)(5)	0.003 (2)	0.000
Net gains on securities (both realized and unrealized)	2.064		0.221 (4)	0.000

Total from investment operations	2.073		0.224	0.000

Less: distributions
Dividends (from net investment income)	(0.006)		(0.002)	0.000
Distributions (from capital gains)	(0.047)		(0.002)	—

Total distributions	(0.053)		(0.004)	0.000

Net Asset Value, End of Year	$12.240		$10.220	$10.000

TOTAL RETURN(1)	20.28%		2.23%	0.00%
RATIOS/ SUPPLEMENTAL DATA
Net assets, end of year (000’s omitted)	$10,320		$2,801	$100
Ratio of expenses to average net assets before expense reimbursement	3.68%		5.90%	0.00%
Ratio of expenses to average net assets after expense reimbursement	1.25%		1.25%	0.00%
Ratio of net investment income to average net assets	0.08	%(5)	0.03%	0.00%
Portfolio turnover rate	21.76%		22.35%	0.00%

(1)	Past performance is not predictive of future performance.
(2)	Calculated based on the average amount of shares outstanding during the period.
(3)	Commencement of operations on 12/31/10.
(4)

The amount of net gains on securities (both realized and unrealized) per share does not accord with the amounts reported in the Statement of Operations due to the timing of purchases and redemptions of Fund shares and fluctuating market values during the period.

(5)

For the year ended December 31, 2012, investment income per share reflects a special dividend which amounted to $0.01 per share. Excluding the special dividend, the ratio of net investment income to average net assets would have been (0.01)%.

INVESTMENT ADVISER

Torray LLC

7501 Wisconsin Avenue, Suite 750W

Bethesda, MD 20814

LEGAL COUNSEL

Dechert LLP

1900 K Street, N.W.

Washington, DC 20006

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BBD, LLP

1835 Market St., 26th Floor

Philadelphia, PA 19103

TRANSFER AGENT

BNY Mellon Investment Servicing (US) Inc.

4400 Computer Drive

Westborough, MA 01581-1722

UNDERWRITER

Foreside Funds Distributors LLC

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

HOW TO OBTAIN MORE INFORMATION

The Statement of Additional Information (SAI) contains additional information about the Fund including a more detailed discussion of its investment policies and the risks associated with various investments. The SAI is incorporated by reference into this prospectus. This means that the SAI is legally a part of the prospectus.

Additional information about the Fund’s investments is available in the Fund’s Annual and Semi-annual Reports to Shareholders. In the Fund’s Annual Report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.

You may obtain a copy of the SAI or Reports to Shareholders by request and without charge by contacting the Fund at 1-800-443-3036, in writing to Torray LLC, 7501 Wisconsin Avenue, Suite 750W, Bethesda, Maryland 20814, or on the Fund’s website at torray.com/torrayresolutefund.html.

Information about the Fund (including the SAI) can be reviewed and copied at the Securities and Exchange Commission’s Public Reference Room in Washington, D.C., or from the EDGAR Database on the SEC’s website at http://www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-8090. Copies of this information may be obtained upon payment of a duplicating fee by writing to: SEC, Public Reference Section, Washington, D.C. 20549-1520. You also may obtain this information upon payment of a duplicating fee, by e-mailing the SEC at the following address: publicinfo@sec.gov.

The Torray Fund - 811-06096

The

TORRAY

RESOLUTE

FUND

PROSPECTUS

May 1, 2013